Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-177485, 333-142138, 33-60781, 333-96097, 333-82682 and  333-165840) of UniFirst Corporation of our reports dated October 26, 2011, with respect to the consolidated financial statements and schedule of UniFirst Corporation, and the effectiveness of internal control over financial reporting of UniFirst Corporation, included in this Annual Report (Form 10-K) for the year ended August 27, 2011.

/s/ Ernst & Young LLP
Boston, Massachusetts

October 26, 2011